Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
SPATIALIZER AUDIO LABORATORIES, INC.
_______________________________________________

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

It is hereby certified that:

1.           The name of the corporation is: Spatializer Audio Laboratories, Inc. (the “Corporation”).  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 28, 1994.

2.           The amendments to the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment are: (i) to change the corporate name of the Corporation, (ii) to reduce the authorized capital stock of the Corporation, specifically, the Common Stock, par value $0.01 per share, that the Corporation has the authority to issue will decrease by 200,000,000 shares, from the current 300,000,000 authorized shares of Common Stock, par value $0.01 per share, to 100,000,000 authorized shares of Common Stock,  par value $0.01 per share, and (iii) to reflect a reverse stock split, with a ratio of 1:17.61, of the Corporation’s Common Stock, par value $0.01 per share, so that every 17.61 issued and outstanding or treasury shares of the Corporation’s Common Stock will become one (1) issued and outstanding or treasury share of the Corporation’s Common Stock.

3.           To accomplish the foregoing amendments, the Corporation’s Certificate of Incorporation is hereby amended as follows:

(a) by striking “ARTICLE I ” thereof, so that, as amended, said “ARTICLE I” shall read in its entirety, as follows:

“ARTICLE I
NAME

        The name of this corporation (hereinafter called the “Corporation”) is: AMERI Holdings, Inc.”

(b) by striking “SECTION 1.” of ARTICLE IV thereof, so that, as amended, said “SECTION 1.” of ARTICLE IV shall read in its entirety, as follows:

ARTICLE IV
AUTHORIZED CAPITAL STOCK

“SECTION 1. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 101,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).  The Corporation may issue fractions of a share.  The number of authorized shares of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, irrespective of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

Simultaneously with this Certificate of Amendment to the Corporation’s Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every 17.61 shares of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Time (the “Old Common Stock”) shall automatically be reclassified and continued, without any action on the part of the holder thereof (the “Reverse Split”), as one (1) share of post-Reverse Split Common Stock (the “New Common Stock”). The Corporation shall round up any fractional shares of New Common Stock, on account of the Reverse Split, to the nearest whole share of Common Stock.

Each stock certificate that immediately prior to the Effective Time represented shares of the Old Common Stock shall, from and after the Effective Time, be exchanged for a stock certificate that represents that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided however, that the Reverse Split will occur without any further action on the part of the stockholders and without regard to the date or dates on which certificates formerly representing shares of Old Common Stock are physically surrendered. Upon the consummation of the Reverse Split, each certificate formerly representing shares of Old Common Stock, until surrendered and exchanged for a certificate representing shares of New Common Stock will be deemed for all corporate purposes to evidence ownership of the resulting number of shares of New Common Stock.”

4.           The amendments of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment were duly authorized by the Board of Directors of the Corporation and the stockholder holding a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon by written consent in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

5.           The foregoing amendments shall be effective as of 9:00 a.m., Eastern Time, on May 26, 2015.

IN WITNESS WHEREOF, Spatializer Audio Laboratories, Inc. has caused this Certificate of Amendment to be signed by Kyle Hartley, its Chairman, President, Chief Executive Officer and Chief Financial Officer, this 22nd day of May 2015.

SPATIALIZER AUDIO LABORATORIES, INC.

By:	/s/ Kyle Hartley
Name:	Kyle Hartley
Title:	Chairman, President, Chief Executive Officer and Chief Financial Officer